Western Energy Capital, llc

P.O. Box 2023 Rancho Santa Fe, CA 92067 858-756-5553

April 19, 2007

Sun Cal Energy, Inc.
Suite 700 Bow Valley Square II
205 - 5th Avenue S.W.
Calgary, Alberta, T2P 2V7

ATTN: George Drazenovic

Re: Acquisition Agreement
Britlind Prospect
Breton Sound Area
Plaquemines and St. Bernard Parishes, Louisiana

Dear Sirs:

Please let this letter serve to evidence the terms and conditions by which Sun Cal Energy, Inc. LLC ("Sun Cal") is acquiring an interest in the "Britlind" Prospect from Western Energy Capital, LLC ("Western").Upon the execution of this Letter Agreement in the space provided below, this shall constitute an agreement between Western and Sun Cal, and/or their assigns, collectively the "Parties", subject to the following terms and conditions:

The parties acknowledge that heretofore, Western has entered into an agreement with BTE Energy, LLC ("BTE") whereby Western acquired a contractual interest in the Britlind Prospect Area from BTE. The interest owned and acquired by BTE and Western, a portion of which is being sold herein to, includes all rights and privileges to approximately 9,440 acres of State of Louisiana leases, a complete description of which is shown on Exhibit A, attached hereto and made a part hereof for all purposes. BTE and Western's ownership and interest also include an ownership interest in approximately 25 square miles of 3D seismic data that was acquired from Western Geco covering the prospect area. Additionally, BTE owns its proportionate share of certain hardware and software that was acquired by BTE in conjunction with the interpretation and display of said 3D Seismic data. The Seismic data, hardware and software that are part of the Britlind Prospect are described on Exhibit B, attached hereto and made a part hereof for all purposes. Along with the aforementioned leases, seismic and equipment that are part and parcel to the Britlind Prospect, an interest in which is being sold herein, is the ongoing rights to an Area of Mutual Interest ("AMI"). The AMI area for the Britlind Prospect covers and includes approximately 60,000 acres, an outline of which is shown as an exhibit to the AMI agreement attached hereto. Said AMI agreement is made a part hereof as Exhibit D for all purposes.

Sun Cal agrees to acquire a 5% Working Interest in the Britlind Prospect Leases, Seismic and AMI. Western agrees to sell said interest to Sun Cal for a cash consideration equal to $640,000.00 USD. In conjunction with the execution of this letter, Sun Cal does hereby tender and pay to Western $200,000.00 as a down payment to be received on or before April 20, 2007. The remaining consideration balance of $440,000.00 is due and payable on or before May 7, 2007 as cleared funds in Western' bank. Failure of Sun Cal to transfer the balance of the consideration

described above will result in a loss of the down payment funds and no refund of said down payment will be required.

Additionally, in conjunction with the sale of said interest to Sun Cal, certain terms and conditions exist which encumber said interest and must be agreed to in conjunction with this sale. Those terms and conditions are as follows:

1) The leases were acquired in the name of McGuinty Durham and Associates (this is a contract land broker we hired to acquire the leases in an effort to thwart competition at the lease sale and disguise our ownership). Assignments of leasehold out of McGuinty Durham and Associates to Western will be made in the future. At that time and only at that time will Western be in a position to make an assignment to Sun Cal. Western agrees to make said assignment to Sun Cal at the point in time Western is vested with leasehold title out of McGuinty Durham and Associates.

2) The Net Revenue Interest delivered to Sun Cal from Western for all AMI acquired leases, including, but not limited to the Exhibit A leasehold, will be based on a 70.0% NRI.

3) The parties hereto agree that Western will deliver the working interest to Sun Cal with a 20% carried working interest "to the tanks" in the first two Tuscaloosa wells to be drilled within the acreage block or AMI. Sun Cal will paying 5% of all land, drilling, completion, etc. to earn a 4% working interest in the first two well and then on a "heads up" basis thereafter, whereby western would pay its proportionate share thereafter.

4) Upon the closing of this sale, Western (or its designees) will also receive four hundred thousand (400,000) 144 shares in Sun Cal stock.

5) The parties agree that Western will issue Sun Cal a standard Joint Operating Agreement, which will be endorsed and returned to Western in a timely manner. This form JOA will be the form that governs any and all well proposals and operations for any wells drilled in the Britlind Prospect AMI area. The parties further agree to be bound by the contractual agreements between Resurgence, BTE and Western.

6) Western agrees that all leases made a part of this Agreement will be executed and assigned to Sun Cal in a timely manner as they are received.

7) Sun Cal agrees to pay its proportionate share of all expenses (geological, rentals, additional leases, etc.) effective May 11, 2007 and is deemed to have paid its proportionate share of the lease rental payment due May 10, 2007.

8) **AGREEMENT TO SELL PROVISION:** Western and Sun Cal make this conveyance and agreement with the understanding and agreement that Resurgence, BTE et al, Western and now Sun Cal are owners of an interest in the prospect and leases. That all parties understand and agree that the prospect is based on several subsurface reservoir targets, the deepest of which is currently identified to be at or about 21,000 feet deep. Further, Western and Sun Cal are aware that an AFE for said test well which reflects a

cost of approximately $21,000,000 (not including leases and seismic) to put a log on the bank prior to the completion election point. Inasmuch as this prospect is of such a deep nature and one that has a high test well cost, Western and BTE, et al as owners of the Britlind Prospect anticipate that the "end user" or ultimate buyer of this prospect will be a company of substantial financial resources and "may" require a certain minimum percentage working interest (if not all) in order to acquire and drill the Britlind Prospect. In the event said end user ("Buyer") does require a minimum ownership, all Britlind Prospect owners, including Sun Cal, will be required to sell proportionate to their prospect ownership to said Buyer. Such a sale would be with a substantial carried interest to the benefit of Sun Cal and would have to be agreed upon by a 2/3rds majority of the Britlind Prospect Owners. This situation will only arise if the Buyer has a minimum acquisition amount and that minimum amount is not otherwise available for sale from the existing prospect owners. Should the minimum interest needed by the Buyer be available from the prospect owners, and Sun Cal desires not to sell, then Sun Cal may drill its entire interest in accordance with the terms of the Joint Operating Agreement.

9) This agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, successors and assigns.

10) This agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, successors and assigns.

11) This agreement may not be changed or amended unless approved and signed by both parties.

12) The parties hereto agree that this agreement shall be governed by the laws of the State of California.

13) This agreement when signed in separate counterparts and sent via facsimile constitutes a binding agreement between the parties hereto.

Please review the entire Letter Agreement, and if the terms and conditions of the Agreement are acceptable, please signify your acceptance hereof by signing in the space provided below and return same to Western via facsimile at (858) 756-8868.

Very Truly Yours,

Western Energy Capital, LLC

Steven C Marshall
Managing Partner

AGREED TO AND ACCEPTED this ____ day of April, 2007

G. Drazenovic
Sun Cal Energy ~~Corp.~~ Inc.
George Drazenovic GD.

cost of approximately $21,000,000 (not including leases and seismic) to put a log on the bank prior to the completion election point. Inasmuch as this prospect is of such a deep nature and one that has a high test well cost, Western and BTE, et al as owners of the Britlind Prospect anticipate that the "end user" or ultimate buyer of this prospect will be a company of substantial financial resources and "may" require a certain minimum percentage working interest (if not all) in order to acquire and drill the Britlind Prospect. In the event said end user ("Buyer") does require a minimum ownership, all Britlind Prospect owners, including Sun Cal, will be required to sell proportionate to their prospect ownership to said Buyer. Such a sale would be with a substantial carried interest to the benefit of Sun Cal and would have to be agreed upon by a 2/3rds majority of the Britlind Prospect Owners. This situation will only arise if the Buyer has a minimum acquisition amount and that minimum amount is not otherwise available for sale from the existing prospect owners. Should the minimum interest needed by the Buyer be available from the prospect owners, and Sun Cal desires not to sell, then Sun Cal may drill its entire interest in accordance with the terms of the Joint Operating Agreement.

9) This agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, successors and assigns.

10) This agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, successors and assigns.

11) This agreement may not be changed or amended unless approved and signed by both parties.

12) The parties hereto agree that this agreement shall be governed by the laws of the State of California.

13) This agreement when signed in separate counterparts and sent via facsimile constitutes a binding agreement between the parties hereto.

Please review the entire Letter Agreement, and if the terms and conditions of the Agreement are acceptable, please signify your acceptance hereof by signing in the space provided below and return same to Western via facsimile at (858) 756-8868.

Very Truly Yours,

Western Energy Capital, LLC

Steven C Marshall
Managing Partner

AGREED TO AND ACCEPTED this ____ day of April, 2007

G. Drazenovic

Sun Cal Energy Corp. Inc.
George Drazenovic GD.

Exhibit "A"

Attached to and made a part of that certain
Acquisition Agreement between Western Energy Capital, LLC and Sun Cal Energy, Inc., dated April, 18, 2007 Britlind Prospect, Breton Sound Area, St. Bernard and Plaquemines Parishes, Louisiana.

All Leases Granted from the State of Louisiana to Resurgence Energy Partners, Ltd.
Dated May 10, 2006

SL-18993 COB 798, Page 491, Registry #458532 - St. Bernard Parish
2,019.13 Acres

SL-18994 COB 798, Page 504, Registry #458533 - St. Bernard Parish
2,426.72 Acres

SL-18995 COB 798, Page 517, Registry #458534 - St. Bernard Parish
2,497.27 Acres

SL-18996 COB 798, Page 530, Registry #458535 - St. Bernard Parish
COB 1116, Page 469, Registry #2006-00003419
Plaquemines Parish
2,497.27 Acres

EXHIBIT B

ATTACHED TO AND MADE A PART OF THAT CERTAIN ACQUISIITON AGREEMENT BETWEEN WESTERN ENERGY CAPITAL, LLC AND SUN CAL ENERGY, INC., DATED APRIL 19, 2007, BRITLIND PROSPECT, BRETON SOUND AREA, PLAQUIMINES AND ST. BERNARD PARISHES, LOUISISIANA

Master License Agreement between Resurgence Energy Partners, Ltd. and Western Geco covering 25 Square Miles of Non-Proprietary 3-D Seismic Data tapes in SEG-Y format, scaled, filtered final pre-stack time migrated data volume and final post-stack migrated data volume covering an area described as follows:

Chandeleur Sound Black Bay Area

All of Block 69, All of Block 2; N/2 Block 70, S/2 Block 68; E/2 of E/2 of Block 1.

Additional Joint Venture Equipment

One Kingdom 3D Pack Seismic Software Program

(2) Dell Dimension 8800k Dual Hard Drives. Mass Ram II

(3) 19" Monitors

(1) Plotter Printer

EXHIBIT D

AREA OF MUTUAL INTEREST AGREEMENT

ATTACHED TO AND MADE A PART OF THAT CERTAIN ACQUISITION AGREEMENT BETWEEN WESTERN ENERGY CAPITAL, LLC AND SUN CAL ENERGY, INC., DATED APRIL 19, 2007

DESIGNATION OF AMI: An Area of Mutual Interest is hereby established and is defined as the lands which are either within, or contiguous to the area more particularly described on Exhibit "D-1" attached hereto. Any oil and gas lease, option to lease or acquired mineral interest in the oil and gas estate (hereinafter "Lease"), or the right to earn any such interest under a farmout contract, farmout option contract, or other right to explore for oil or gas in the lands (hereinafter "Farmout Agreement") within which may be acquired or entered into by any Party hereto or its affiliate during the term of this Agreement shall be offered to the other Parties in accordance with the provisions of this Article.

NOTICE OF ACQUISITION: The Party acquiring any such interest ("Proposing Party") shall notify the other Parties ("Receiving Parties") in writing within 30 days of completing such acquisition and shall provide the Receiving Parties with a complete description of the Lease(s) or Farmout Agreement(s) acquired and a copy of the instrument(s) by which such interest was acquired and all other pertinent information, including the number of gross and net lease acres, the costs incurred in making the acquisition, the amount of any known overriding royalties or other lease burdens affecting the interest, and the obligations which the Proposing Party is obligated to perform in order to earn such interest.

PARTICIPATION INTERESTS: The Parties shall have the right to participate in any acquisitions within the AMI as follows:

Western Energy Capital, LLC	5%
BTE Energy, LLC, et al	95%

PARTICIPATION ELECTIONS: For thirty (30) days from receipt of notice each Receiving Party shall have the right to acquire up to its Participating Interest share in such Lease(s) or Farmout Agreement(s) by providing written notice to the Proposing Party (with a copy of such notice to the other Receiving Parties) within such thirty (30) day period. If the election is to participate in the purchase of a Lease, the notice of election shall be accompanied by a check for the cost of the proportionate interest such Party elects to take based upon the costs specified in the original notice. If the election is to participate in a Farmout Agreement, the notice of election shall include an agreement to assume and be bound by the obligations imposed by the Farmout Agreement to the extent of the Receiving Party's Participating Interest. Failure to timely deliver a written election to purchase (and payment) or to participate will constitute a conclusive relinquishment of the right to acquire an interest in the Lease or to participate in the Farmout Agreement.

ELECTION NOT TO PARTICIPATE: If one or more Receiving Party elects or is deemed to have elected not to acquire an interest ("Non-Participating Party"), the Proposing Party shall advise each Party that has elected to participate in the acquisition ("Participating Party") of (i) the additional interest that is available due to such non-participating Party and (ii) the total interest of all of the Participating Parties. Each Participating Party, within 10 days after receipt of such notice, shall advise the Proposing Party of its desire to (a) limit its participation to such Party's Participation Interest, or (b) acquire its proportionate share of the interest available from the Non-Participating Party(ies). Failure to respond within the ten (10) day period shall be deemed to be an election under (a) of this paragraph. The Proposing Party shall notify all Parties of the final interests acquired by the Participating Parties in such acquisition.

CONVEYANCE OF ACQUIRED INTERESTS: When the interests of the Participating Parties have been determined as aforesaid and payment of the costs or assumption of the obligation has been received by the Proposing Party, all in a timely manner, the Proposing Party shall execute an appropriate assignment or other instrument conveying to each Participating Party its share of the Lease(s) or the Farmout Agreement(s), which assignment or conveyance will be without warranty of title, expressed or implied and without any obligation to furnish further evidence of title except for copies of title opinions or title reports acquired by the Proposing Party in connection with the acquisition.

AMI TERM: This AMI shall remain in full force and effect from the Effective Date of this agreement through and including the date the last non-producing Leasehold Interest (excluding perpetual mineral or royalty interests) has expired, been released or has terminated. In the event that any Leasehold Interest has been extended due to any provision contained in the subject Oil, Gas and Mineral Lease, and all the non-producing Leasehold Interests (excluding perpetual mineral or royalty interests) have expired, been released or have terminated, then the AMI will be tacitly reduced to a one (1) mile boundary around any such Leasehold Interest that has been so extended.

Initialed for Identification

____

BTE

____

SCM

EXHIBIT "D-1"
Area of Mutual Interest Agreement between
BTE Energy, LLC and Western Energy Capital, LLC dated April 18, 2007
BRITLIND PROSPECT
Plaquemines and St. Bernard Parishes, Louisiana


AMI BOUNDARY
23
25
26
27
42
41
40
ST. BERNARD PARISH
Chandeleur Sound
53
73
66
1
4
12
13
13
20
Main Pass
Breton Sound
23
22
21
32
31
30
29
AMI BOUNDARY
AMI BOUNDARY
AMI BOUNDARY